Exhibit 99.1

Capstone Strengthens Board of Directors with the Appointment of
Robert F. Powelson,  Former Commissioner on the
Federal Energy Regulatory Commission

VAN NUYS, Calif., June 10, 2018 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (NASDAQ: CPST), the world’s leading clean technology manufacturer of microturbine energy systems, announced today the appointment of Robert F.  Powelson to its Board of Directors.  Mr. Powelson is the current President and Chief Executive Officer of the National Association of Water Companies (NAWC) based in Washington, DC.

Prior to joining NAWC, Mr. Powelson served as a Commissioner on the Federal Energy Regulatory Commission (FERC) which is composed of five commissioners who are nominated by the President and confirmed by the Senate. FERC is the federal agency that regulates the transmission and sale of electricity and natural gas and transportation of oil by pipeline in interstate commerce. FERC also reviews proposals to build interstate natural gas pipelines, natural gas storage projects, and liquefied natural gas (LNG) terminals.

Darren Jamison, President and Chief Executive Officer of Capstone, stated, “Rob is an experienced energy executive and highly-regarded thought leader in the U.S.  energy industry with vast contacts and knowledge of the U.S. shale industry, and we are honored to welcome him to the Capstone Board of Directors. Rob also has extensive experience in the public policy arena, which will be an extremely valuable asset for the company.”

Previously, Mr. Powelson served on the Pennsylvania Public Utility Commission (PA PUC) from June 2008 to August 2017 and was appointed Chairman in February 2011 by Governor Tom Corbett. In March 2011, Governor Corbett invited Chairman Powelson to serve as a member of the Marcellus Shale Advisory Commission. The Commission reviewed the Commonwealth’s existing statutes, regulations, and policies and provided recommendations to ensure that Pennsylvania maximizes the opportunity that Marcellus Shale presents in the most responsible manner possible. His work on the Marcellus Shale Commission helped produce new pipeline safety oversight reforms as well as the implementation of the Marcellus Shale Impact Fee. As Chairman of the PA PUC, Mr. Powelson worked closely with stakeholders and management on numerous capacity market reform initiatives. Under Mr. Powelson’s leadership at the PA PUC, there was a coordinated effort to enhance incentives for combined heat and power, or CHP, development and he also led a very successful statewide initiative aimed at promoting retail electricity and gas choice across the Commonwealth of Pennsylvania.

Mr. Powelson was appointed to the National Association of Regulatory Utility Commissioners (NARUC) Board of Directors from March 2011 to July 2017. In addition, Mr. Powelson Chaired NARUC’s Committee on Water and was elected President of NARUC by his colleagues and helped launch NARUC’s Energy Innovation Task Force.

“I have an extensive history with the Capstone microturbine product deployment across the Marcellus Shale region,  and I see the long-term potential for low emission distributed generation technology behind the meter as we look for lower cost and higher efficiency energy solutions,” said Mr. Powelson.

“I am also very impressed by Capstone’s innovative technology, dedicated distribution network, and relentlessly creative management team. I am excited to be joining Capstone’s dedicated Board of Directors and look forward to rolling up my sleeves and getting to work both inside and outside of the Boardroom on behalf of the company, customers, and its shareholders,” added Mr. Powelson.

“We conducted a comprehensive search for someone who would further strengthen and enrich our board,  and we are delighted to have identified such a distinguished executive like Rob,” said Paul DeWeese,  Capstone’s  Chair of the Nominating and Corporate Governance Committee. “Rob brings to Capstone’s board a wealth of experience, a strong reputation, and a proven success record that has all the key characteristics we were looking for in a new director,”  concluded Mr. DeWeese.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST) is the world’s leading producer of highly efficient, low-emission, resilient microturbine energy systems. Capstone microturbines serve multiple vertical markets worldwide, including natural resources, energy efficiency, renewable energy, critical power supply, transportation and microgrids. Capstone offers a comprehensive product lineup, providing scalable systems focusing on 30 kWs to 10 MWs that operate on a variety of gaseous or liquid fuels and are the ideal solution for today’s distributed power generation needs. To date, Capstone has shipped over 9,000 units to 73 countries and has saved customers an estimated $253 million in annual energy costs and 350,000 tons of carbon.

For more information about the company, please visit www.capstoneturbine.com. Follow Capstone Turbine on Twitter,  LinkedIn and YouTube.

Forward-Looking Statements

This press release contains “forward-looking statements,” as that term is used in the federal securities laws. Forward-looking statements may be identified by words such as “expects,” “believes,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone’s filings with the Securities and Exchange Commission that may cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

“Capstone” and “Capstone Microturbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CONTACT:	Capstone Turbine Corporation
Investor and investment media inquiries:
818‑407‑3628
ir@capstoneturbine.com

Integra Investor Relations
Shawn M. Severson
415‑226‑7747
cpst@integra-ir.com